UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 29, 2015

Amarin Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	0-21392	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2, Ireland		Not applicable
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +353 1 6699 020

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Milestone-based Incentive Compensation

On January 29, 2015, the Remuneration Committee (the “Remuneration Committee”) of the Board of Directors of Amarin Corporation plc (the “Company”) completed its annual review of compensation for Company management. This review was supported by recommendations from Radford, a division of AON, which was retained to conduct a comprehensive review of the Company’s executive compensation practices. Approved during this annual review was a new special incentive bonus program for each of John F. Thero, President and Chief Executive Officer; and Joseph T. Kennedy, Senior Vice President, General Counsel. Under the program, each of the above-referenced officers shall be eligible to receive a one-time, special bonus payment in the amount of: (i) $250,000, in the event the Company prevails in ANDA litigation on or before December 31, 2016 with surviving patent claims which block generic entry; or (ii) $150,000, in the event the Company on or before December 31, 2016 secures five-year regulatory exclusivity, through the courts or a favorable determination with FDA that Vascepa should have New Chemical Entity (NCE) designation. As previously disclosed, on December 2, 2013, the Remuneration Committee approved a special incentive bonus program related to the achievement of certain regulatory milestones for the Company’s ANCHOR indication. On January 29, 2015, the Remuneration Committee amended this special incentive bonus program to extend the program through December 31, 2015.

Each such executive officer must be continuously employed by the Company through the date of the applicable payment date in order to be eligible to receive an incentive bonus payment under these special incentive programs, provided that if such executive officer is terminated by the Company without cause prior to the achievement of any such milestone or any such payment date such executive officer shall also remain eligible to receive such payment.

The Company plans to provide a more comprehensive update and analysis of its compensation practices as part of its annual proxy statement, including discussion of annual updates to the Company’s previously disclosed compensation practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2015	Amarin Corporation plc

	By:	/s/ John Thero
John Thero
President and Chief Executive Officer